Exhibit 10.1

John Bean Technologies Corporation
70 West Madison
Suite 4400
Chicago, IL 60602

Phone: 312/861-5900

To	Augusto Rizzolo	Date	August 11, 2022

From	Brian Deck	Cc	File

Subject	Employment Offer

I am very pleased to provide you with this letter confirming our offer to you for the position of EVP & President Diversified Food & Health, reporting to me, with an expected start date of October 1, 2022. We are excited for your continued leadership at JBT and to have you as a member of the Executive Leadership team. The elements of your compensation are itemized below.

Annual Salary	$415,000
Target Cash Bonus	60%
Target Total Cash	$664,000
Annual Long-Term Incentive (equity)	$425,000
Total Target Compensation	$1,089,000
Change in Control Agreement & Executive Severance Plan	Attached
Financial Planning	Up to $20,000 Annually
Concierge Health Care	$5,000 Annually
Effective Date	October 1, 2022

Your annual base salary will be $415,000, paid on a biweekly basis.

ANNUAL CASH BONUS
You will continue to be eligible to participate in the JBT Management Incentive Plan (MIP). Your JBT Management Incentive Plan (MIP) bonus target payout will be 60% of your base salary and will include BPI (75% weight) and PPI (25% weight) components. For your 2022 MIP payout, the BPI portion will be earned at the higher of your current compensation structure and BPI performance under your role as President of Protein North America, or a pro-rated BPI with 9 months as President, PNA and 3 months President of DF&H.

LONG-TERM INCENTIVES:
You will also continue to be eligible to participate in the John Bean Technologies Corporation Long Term Incentive Plan (LTIP) which provides for periodic equity awards at the discretion of the Board of Directors. Equity awards are determined annually by the Compensation Committee of the Board of Directors. Your annual award in 2023 will have an expected grant date value of $425,000.

You will also receive an equity award upon your effective date. This award will be granted on the first trading date of the month following your hire date, with a grant date value of $100,000 in time-based RSUs. This award will vest on the first trading date 36 months after the grant date.

All equity awards are forfeited if you are not an employee at the time of vesting other than as a result of death or disability, at which point all outstanding and unvested RSU’s will vest in full.

BENEFITS:
You will continue to be eligible for the JBT Health and Welfare benefits and the JBT Standard 401(k) plan which offers up to a 6.5% company match.

SEVERANCE AGREEMENT:
As an executive officer, you will be eligible to enter into an Executive Severance Agreement (the “Change in Control Agreement”) that extends benefits in the event JBT undergoes a qualified change in control action. The form of Change in Control Agreement you will execute upon starting with JBT is attached as Exhibit B.

You will also be eligible to participate in JBT’s Executive Severance Pay Plan (the “Severance Plan”) which includes 15 months of base salary, target bonus and compensation for costs associated with continuation of medical and dental benefits under COBRA, vacation pay, outplacement assistance and other benefits in connection with an involuntary termination. The plan agreement is attached as Exhibit C.

OTHER BENEFITS:
As an executive officer, JBT provides up to $20,000 annually to be used for financial planning and/or tax assistance. In addition, you will be eligible for an annual executive physical with an annual value of approximately $5,000.

CONDITIONS OF EMPLOYMENT:
Nothing in this letter shall interfere with the right of the Company to discharge any employee at any time, nor shall the agreement be construed so as to create a contract, promise or guarantee of employment for any specific term in any position or assignment.

AT-WILL EMPLOYMENT:
By signing this letter below, you understand and agree that your employment with the Company is at-will, that is your employment is not for any specified duration and that it may be terminated by you or the Company, at any time, with or without cause and with or without notice. The preceding sentence supersedes any prior representations or agreements concerning your employment by the Company, written or oral. You understand and agree that no manager or other employee of the Company has the authority to alter the at-will nature of your employment, except the President of the Company, who can only do so if in writing.

We know your continued association with our Company will be personally and professionally rewarding and that you will contribute in many ways to the overall effectiveness of the Executive Leadership team. Please sign and return a copy of this letter acknowledging your acceptance. Do not hesitate to ask us if you have any questions regarding this offer of employment.

Augusto, congratulations, and I look forward to working with you.

Sincerely,

/Brian A. Deck/
Brian A. Deck
President and Chief Executive Officer

I Accept This Offer on the Terms Indicated

/Augusto Rizzolo/         8/12/2022
Signature                         Date